                             WASHINGTON, D.C. 20549

                                   FORM 8-K/A
                                 CURRENT REPORT

                         PURSUANT TO SECTION 13 OR 15(D)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):
                        JUNE 3, 1998 (NOVEMBER 25, 1997)

                                   LASON, INC.
                        ---------------------------------
             Exact name of Registration as Specified in its Charter


DELAWARE                                 0-21407               38-321473
------------------------               -----------        ----------------------
(State or other jurisdiction           (Commission        (I.R.S. Employer
of incorporation)                      File Number)       Identification Number)

1305 STEPHENSON HIGHWAY
TROY, MICHIGAN                                                      48083
-------------------------------                                  ----------
(Address of Principal Executive                                  (Zip Code)
Offices)

                                 (248) 597-5800
                          ----------------------------
              (Registrant's Telephone Number, Including Area Code)

This current report on Form 8-K/A amends and restates, in its entirety, the Current Report on Form 8-K (date of report November 25, 1997) which was filed with the Securities and Exchange Commission on December 10, 1997.

ITEM 2.           ACQUISITION OR DISPOSITION OF ASSETS.

                  Lason Systems, Inc. ("Systems"), a wholly-owned subsidiary of Lason, Inc. (the "Company"), acquired substantially all of the assets of VIP Imaging Inc. ("VIP") pursuant to an Asset Purchase Agreement dated November 13, 1997 which was consummated on November 25, 1997 (the "Asset Purchase Agreement"), between and among the Company, Systems, VIP and the shareholders of VIP (such acquisition is referred to herein as the "VIP Acquisition").

                  The aggregate consideration paid by the Company as a result of the VIP Acquisition was determined pursuant to arm's length negotiations and consisted of 147,260 shares of common stock, par value $.01 per share ("Common Stock") of the Company and approximately $14,500,000 in cash. 50% of the Common Stock is subject to a 12-month lock-up agreement and the remaining 50% of the Common Stock is subject to a 24-month lock-up agreement. The Company has agreed to register the Common Stock subsequent to the 12-month lock-up period. Approximately one-fourth of the shares of Common Stock are being held in escrow to collateralize the shareholders' indemnification obligations to Systems under the Asset Purchase Agreement. $250,000 is also being held in escrow to facilitate an adjustment, if any, to the purchase price based on the net current working capital of VIP on the closing date. As additional consideration for the acquisition of the Purchased Assets, VIP may receive up to an aggregate of $1,000,000 payable 50% in cash and 50% in Lason Common Stock if pre-tax net income before net interest expense for the two 12-month periods following the closing date exceed certain targeted levels.

                  The primary source of the cash portion of the purchase price used in the VIP Acquisition was Systems' credit facility with a bank group led by First Union National Bank.

                  The description of the foregoing VIP Acquisition is qualified in its entirety by reference to the copy of the Asset Purchase Agreement filed as an Exhibit to the Company's Form 8-K filed on December 10, 1997.

                  The Company is not aware of any material relationship that existed prior to the VIP Acquisition between the Company, its officers and directors, on the one hand and VIP and its shareholders on the other.

                  The assets of VIP at the time of the VIP Acquisition include cash, receivables, inventories, equipment and other personal property. The Company intends to continue the utilization of these assets in a manner consistent with that of their historical usage, namely, providing commercial and financial printing including the provision of print on demand services.

ITEM 7.           FINANCIAL STATEMENTS AND EXHIBITS

                  (a)      Financial Statements of VIP:

                  The report of Coopers and Lybrand L.L.P. dated January 23, 1998, the audited balance sheet of VIP as of December 31, 1996, and the related statements of income, stockholders' equity and cash flows for the year then ended, and the notes to financial statements, and the condensed balance sheet of VIP as of September 30, 1997 (unaudited), and the condensed statement of income for the nine months ended September 30, 1997 (unaudited).


                  (b)      Pro Forma Financial Information:

                  Unaudited Pro Forma Condensed Consolidated Balance Sheet as of September 30, 1997.

                  Unaudited Pro Forma Condensed Consolidated Statement of Income for the Nine Months Ended September 30, 1997.

                  Unaudited Pro Forma Condensed Consolidated Statement of Income for the year ended December 31, 1996

                  Notes to Unaudited Pro Forma Condensed Consolidated Financial Information

                  (c)      Exhibits

                           2.10 Asset Purchase Agreement with respect to the VIP Acquisition was filed as an exhibit to the Company's Form 8-K with the Securities and Exchange Commission on December 10, 1997 and is incorporated herein by reference.

                           23.1     Consent of Coopers and Lybrand L.L.P.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Dated:  June 3, 1998                    LASON, INC.


                                        By:   /s/  William J. Rauwerdink
                                           -------------------------------------
                                                 William J. Rauwerdink
                                                 Its:  Executive Vice President

                                EXHIBIT INDEX



              2.10 Asset Purchase Agreement with respect to the VIP Acquisition was filed as an exhibit to the Company's
                     Form 8-K with the Securities and Exchange Commission on December 10 ,1997 and is incorporated herein by reference.

              23.1   Consent of Coopers and Lybrand L.L.P.

                                                                    EXHIBIT 23.1


                      CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the inclusion in this Registration Statement on Form 8-K/A of our report dated January 23, 1998, on our audit of the financial statements of VIP Imaging, Inc.


   /s/ Coopers and Lybrand L.L.P.
---------------------------------------

Detroit, Michigan
June 3, 1998

VIP IMAGING INC.
CONTENTS


                                                                          PAGES



Report of Independent Accountants............................................1


Financial Statements:

         Balance Sheet.......................................................2

         Statement of Income.................................................3

         Statement of Stockholders' Equity...................................4

         Statement of Cash Flows.............................................5

         Notes to Financial Statements.....................................6-8

                        [COOPERS & LYBRAND LETTERHEAD]


REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors of
VIP Imaging Inc.:

We have audited the accompanying balance sheet of VIP Imaging Inc. as of December 31, 1996 and the related statements of income, stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of VIP Imaging Inc. as of December 31, 1996 and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

/s/ COOPERS & LYBRAND LLP

Detroit, Michigan
January 23, 1998

VIP IMAGING INC.
BALANCE SHEET
as of December 31, 1996


                                            ASSETS

Current assets:
         Cash and cash equivalents                                                       $   878,785
         Accounts receivable, net of allowance for doubtful accounts of $84,000            5,075,378
         Prepaid expenses and other assets                                                   285,744
                                                                                         -----------

                  Total current assets                                                     6,239,907

Property and equipment:
         Machinery and equipment                                                           2,462,664
         Vehicles                                                                            309,049
         Furniture and fixtures                                                              344,000
         Leasehold improvements                                                              578,369
         Accumulated depreciation                                                           (860,517)
                                                                                         -----------

                  Total property and equipment                                             2,833,565
                                                                                         -----------
                  Total assets                                                           $ 9,073,472
                                                                                         ===========

                                            LIABILITIES

Current liabilities:
         Cash overdraft                                                                  $ 1,109,287
         Accounts payable                                                                    640,681
         Accrued expenses                                                                    608,574
         Current portion of long-term debt                                                   267,661
                                                                                         -----------

                  Total current liabilities                                                2,626,203

Long-term debt, less current portion                                                       1,165,037
                                                                                         -----------
                  Total liabilities                                                        3,791,240


                                            STOCKHOLDERS' EQUITY


Common stock, $100 par value; authorized 600 shares; 400 shares issued
         and outstanding                                                                      40,000
Retained earnings                                                                          6,024,841
Stockholders' loans                                                                         (782,609)
                                                                                         -----------

                  Total stockholders' equity                                               5,282,232
                                                                                         -----------
                  Total liabilities and stockholders' equity                             $ 9,073,472
                                                                                         ===========

The accompanying notes are an integral part of the financial statements.

VIP IMAGING INC.
STATEMENT OF INCOME
for the year ended December 31, 1996


Revenues, net of postage of $1,820,731             $15,963,780
Cost of revenues                                     9,901,239
                                                   -----------

         Gross profit                                6,062,541


Selling expenses                                       961,075
Administrative and general expenses                  3,231,988
                                                   -----------
         Income from operations                      1,869,478


Interest expense                                       132,429
Other income                                            63,176
                                                   -----------

         Net income                                $ 1,800,225
                                                   ===========




The accompanying notes are an integral part of the financial statements.

VIP IMAGING INC.
STATEMENT OF STOCKHOLDERS' EQUITY
for the year ended December 31, 1996





                                           COMMON             STOCKHOLDERS'       RETAINED
                                           STOCK                 LOANS            EARNINGS            TOTAL
                                           -----              -------------       ----------          -----
Balances, January 1, 1996              $    40,000         $  (209,233)         $ 4,224,616         $ 4,055,383


Additions to stockholders' loans                --            (573,376)                  --            (573,376)


Net income                                      --                  --            1,800,225           1,800,225
                                       -----------         -----------          -----------         -----------


Balances, December 31, 1996            $    40,000         $  (782,609)         $ 6,024,841         $ 5,282,232
                                       ===========         ===========          ===========         ===========



The accompanying notes are an integral part of the financial statements.

VIP IMAGING INC.
STATEMENT OF CASH FLOWS
for the year ended December 31, 1996


Cash flows from operating activities:
         Net income                                                                        $ 1,800,225
Adjustments to reconcile net income to net cash
provided by operating activities:
         Depreciation                                                                          278,314
         Changes in operating assets and liabilities:
                  Accounts receivable                                                       (1,505,275)
                  Prepaid expenses and other assets                                            135,309
                  Accounts payable                                                             379,126
                  Accrued expenses                                                             159,079
                                                                                           -----------

         Net cash provided by operating activities                                           1,246,778
                                                                                           -----------


Cash flows used in investing activities, purchase of property and equipment                   (324,201)
                                                                                           -----------


Cash flows from financing activities:
         Increase in cash overdraft                                                             84,666
         Principal payments on long-term debt                                                 (421,979)
         Loans to stockholders                                                                (573,376)
         Borrowings under long-term debt                                                       200,000
                                                                                           -----------

         Net cash used in financing activities                                                (710,689)
                                                                                           -----------


Net increase in cash and cash equivalents                                                      211,888


Cash and cash equivalents, January 1, 1996                                                     666,897
                                                                                           -----------


Cash and cash equivalents, December 31, 1996                                               $   878,785
                                                                                           ===========


Cash paid during the period for interest                                                   $   132,429
                                                                                           ===========





The accompanying notes are an integral part of the financial statements.

VIP IMAGING INC.
NOTES TO FINANCIAL STATEMENTS


1.       ORGANIZATION AND OPERATIONS:

         Val's Instant Printing, Inc. was incorporated in 1976 in the State of California and its name was changed to VIP Imaging Inc. (the "Company") in 1997. The Company provides computer-assisted printing, reprographics, offset printing, print on demand and mailing services for the high technology, financial services and other industries. Three customers accounted for 23.1, 14.2 and 13.5 percent of 1996 revenues, respectively.

2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

         a. REVENUE RECOGNITION: Revenues are recorded when products are shipped or services are provided. Revenues are presented in the statement of income net of postage because the cost of such postage is passed through to the customer.

         b. CASH AND CASH EQUIVALENTS: The Company classifies as cash and cash equivalents amounts on deposit with banks and cash invested temporarily in various investments with maturities of three months or less at the time of purchase.

         c. SUPPLIES: Supplies used in the printing process, primarily paper and ink, are expensed as purchased.

         d. PROPERTY AND EQUIPMENT: Property and equipment, including significant improvements, are recorded at cost. Expenditures for normal repairs and maintenance are charged to operations as incurred. Adjustments of the asset and related accumulated depreciation accounts are made for retirements of property and equipment with the resulting gain or loss included in operations. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, ranging from 3 to 19 years.

         e. INCOME TAXES: The Company has elected to be taxed as an S-corporation and accordingly, is not subject to federal income tax.

         f. FAIR VALUE OF FINANCIAL INSTRUMENTS: Statement of Financial Accounting Standards No. 107, "Disclosures About Fair Value of Financial Instruments," requires disclosures about the fair value of financial instruments whether or not such instruments are recognized in the balance sheet. Due to the short-term nature of the Company's financial instruments, other than debt, fair values are not materially different from their carrying values. Based on the borrowing rates currently available to the Company, the carrying value of debt approximates fair value.

         g. USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


3.       STOCKHOLDERS' LOANS:

         Stockholders' loans represent amounts advanced to stockholders primarily for personal income tax liabilities. Subsequent to the acquisition of substantially all the assets of the Company by Lason, Inc., as discussed in Note 8, the loans were forgiven.

4.       LONG-TERM DEBT:



         Long-term debt consists of the following at December 31, 1996:
                  Installment debt on property and equipment                    $       259,682
                  Promissory note, 9 percent interest, due 2001                         180,000
                  Promissory note, 10 percent interest, due 2000                        993,016
                           Less current portion                                        (267,661)
                                                                                ---------------
                           Long-term debt                                       $     1,165,037
                                                                                ===============


         The 10 percent note provides for monthly payments of $20,096, including interest, through April 2000 and a final principal payment of $454,878 in May 2000. The note is collaterized by short- term certificates of deposit and money market funds which represent the entire balance of cash and cash equivalents. The 9 percent note provides for monthly payments of $3,333 plus accrued interest through May 2001. The installment debt on property and equipment bears interest at 12.5 percent and provides for monthly payments of principal and interest of $9,109 through October 1999. The installment agreement is collaterized by the related equipment which has a net book value of $306,512. The loan agreements contain various covenants related to certain financial ratios.

         Aggregate maturities of long-term debt are follows:

                  Year Ended December 31:
                           1997                           $        267,661
                           1998                                    293,979
                           1999                                    305,060
                           2000                                    545,982
                           2001 and thereafter                      20,016
                                                          ----------------

                                                          $      1,432,698
                                                          ================

         At December 31, 1996, the Company had a $500,000 revolving line of credit agreement with a bank. The revolving line expired on February 28, 1997 and had a variable interest rate of the bank's prime interest rate, plus .75 percent . At December 31, 1996, the entire $500,000 was available.


5.       OPERATING LEASES:

         The Company has various operating lease agreements related primarily to buildings. At December 31, 1996 future minimum rental payments required under noncancelable operating leases with initial or remaining lease terms in excess of one year are as follows:

                                                            BUILDINGS
                                                            ---------
                           1997                          $       225,762
                           1998                                  167,908
                           1999                                   52,200
                           2000                                   52,200
                           2001                                   34,800
                                                         ---------------

                           Total                         $       532,870
                                                         ===============

         Rent expense for the year ended December 31, 1996 was $173,949 for buildings.

                    NOTES TO FINANCIAL STATEMENTS, CONCLUDED

6.       EMPLOYEE BENEFIT PLANS:

         The Company participates in a 401(k) profit-sharing plan ( the "Plan"). All employees, 21 years of age or older, with 12 months of service are eligible to participate in the Plan. Eligible participants may contribute up to 15 percent of their pretax earnings to the Plan. The Plan is contributory and the Company may match via a discretionary contribution. The Company's contribution for the year ended December 31, 1996 was $168,511.

7.       STOCKHOLDER BUYOUT AGREEMENT AND SALARY CONTINUATION AGREEMENT:

         The Company entered into a stockholder buyout agreement dated September 30, 1996 with its two stockholders whereby the Company agrees to repurchase the shares held by either stockholder in the event of death. For purposes of the agreement, the value of all shares is deemed to be $2 million, unless adjusted by agreement of the stockholders. The Company holds term insurance policies in the amount of $1 million for each of the stockholders to fund the potential obligation. In addition, the agreement provides for the Company to have the option to purchase a stockholder's shares, under certain circumstances, at a price agreed to by the stockholders on an annual basis.

         The Company entered into a salary continuation agreement dated June 13, 1996 with its two stockholders whereby the Company agrees, in the event of the disability of either shareholder, to provide compensation for a period of three years for the difference between the monthly disability benefit received and the monthly salary of the stockholder.

         In conjunction with the asset purchase by Lason, Inc. ("Lason") discussed in Note 8, the stockholders entered into employment agreements with Lason under which neither of the above described arrangements was continued.


8.       SUBSEQUENT EVENT:

         In November 1997, Lason acquired substantially all of the assets of the Company for $14.5 million in cash and 147,260 shares of Lason's common stock valued at approximately $4.0 million. With respect to the cash portion of the purchase price, $250,000 is being held in escrow and will be increased or decreased on a dollar-for-dollar basis to the extent net working capital, as defined by the asset purchase agreement, as of the closing date exceeds or falls below $4.756 million. With respect to the shares of common stock issued in connection with the acquisition of the Company, 36,815 of such shares are being held in escrow as collateral to indemnify Lason if contingencies set forth in the purchase agreement occur. In addition, the purchase price may be increased by up to $1.0 million if certain earnings and sales targets are met in the first 13-month period and subsequent 12-month period following the closing date of the acquisition.

                               VIP IMAGING INC.
                             CONDENSED BALANCE SHEET
                            AS OF SEPTEMBER 30, 1997
                                 (In thousands)
                                   (Unaudited)


 ASSETS
 Current Assets                                           $       7,614
 Property and equipment, net                                      2,274
                                                            ------------
      TOTAL ASSETS                                                9,888
                                                            ============

 LIABILITIES AND STOCKHOLDERS' EQUITY
 Current portion, long term debt                                     67
 Other current liabilities                                        1,313
                                                            ------------
      Total current liabilities                                   1,380
 Long term debt, less current portion                             1,044

                                                            ------------
      TOTAL LIABILITIES                                           2,424
                                                            ------------

 STOCKHOLDERS' EQUITY
 Common stock                                                        40
 Retained earnings                                                7,681
 Stockholders' loans                                               (257)
                                                            ------------
      TOTAL STOCKHOLDERS' EQUITY                                  7,464
                                                            ------------

      TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY          $       9,888
                                                            ============

                               VIP IMAGING INC.
                        CONDENSED STATEMENT OF INCOME
                 FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997
                                (In thousands)
                                 (Unaudited)



 Revenues, net of postage                                           $   15,113
 Cost of revenues                                                        9,317
                                                                    ----------
      Gross profit                                                       5,796
 Selling, general and administrative expenses                            3,369
                                                                    ----------
      Income from operations                                             2,427
 Interest expense                                                           88
 Other income                                                               56
                                                                    ----------
 Net income                                                         $    2,395
                                                                    ==========

                                   LASON, INC.
            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEETS
                            AS OF SEPTEMBER 30, 1997
                                 (In thousands)





                                                                                                              Pro Forma
                                                                                                             As Adjusted
                                                                                           Pro Forma           For VIP
                                                         Lason            VIP             Adjustments        Acquisition
                                                         -----            ---             -----------        -----------
 ASSETS
 Current Assets                                      $     52,306    $      7,614    $            -       $        59,920
 Property and equipment, net                               16,830           2,274                 -                19,104
 Intangibles, net                                          73,397               -            10,430  (A)           83,827
 Other assets                                               1,610               -                 -                 1,610
                                                       ----------      ----------      ------------         -------------
      TOTAL ASSETS                                   $    144,143    $      9,888    $       10,430       $       164,461
                                                       ==========      ==========      ============         =============

 LIABILITIES AND STOCKHOLDERS' EQUITY
 Current portion, long term debt                     $          -    $         67    $          (67) (B)  $             -
 Other current liabilities                                 14,713           1,313                 -                16,026
                                                       ----------      ----------      ------------         -------------
      Total current liabilities                            14,713           1,380               (67)               16,026
 Long term debt, less current portion                           -           1,044            13,456  (C)           14,500
 Other liabilities                                          3,353               -                 -                 3,353
                                                       ----------      ----------      ------------         -------------
      TOTAL LIABILITIES                                    18,066           2,424            13,389                33,879
                                                       ----------      ----------      ------------         -------------

 Common stock with a put option                             1,060               -                 -                 1,060

 STOCKHOLDERS' EQUITY
 Redeemable preferred stock                                     -               -                 -                     -
 Common stock                                                 114              40               (40) (D)              114
 Additional paid in capital                               113,759               -             3,000  (D)          116,759
 Retained earnings                                         11,144           7,681            (6,176) (D)           12,649
 Stockholders' loans                                            -            (257)              257  (D)                -
                                                       ----------     -----------     -------------        --------------
      TOTAL STOCKHOLDERS' EQUITY                          125,017           7,464            (2,959)              129,522
                                                       ----------     -----------     -------------        --------------

      TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY     $    144,143    $      9,888    $       10,430       $       164,461
                                                       ==========     ===========     =============        ==============

                                   LASON, INC.
         UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997
                     (In thousands, except per share amount)






                                                                                                                    Pro Forma
                                                                                                                   As Adjusted
                                                                                                      Pro Forma     For VIP
                                                                                  Lason       VIP    Adjustments  Acquisition
                                                                                  -----       ---    -----------  -----------

Revenues, net of postage                                                         $84,266    $15,113    $    --    $99,379
Cost of revenues                                                                  57,475      9,317         --     66,792
                                                                                 -------    -------    -------    -------
     Gross profit                                                                 26,791      5,796         --     32,587
Selling, general and administrative expenses                                      14,134      3,369     (1,114)(E) 16,389
Compensatory option expense                                                          165         --         --        165
Amortization of intangibles                                                        1,617         --        261 (F)  1,878
                                                                                 -------    -------    -------    -------
     Income from operations                                                       10,875      2,427        853     14,155
Interest expense, net                                                              1,167         88        673 (G)  1,928
Other income                                                                          --         56         --         56
                                                                                 -------    -------    -------    -------
Income before income taxes and minority interest
          in net income of subsidiaries                                            9,708      2,395        180     12,283
Provision for income taxes                                                         3,465         --        901 (H)  4,366
                                                                                 -------    -------    -------    -------
     Income before minority interest in net income of subsidiaries                 6,243      2,395       (721)     7,917
Minority interest in net income of subsidiaries                                      107         --         --        107
                                                                                 -------    -------    -------    -------
Net income                                                                       $ 6,136    $ 2,395    $  (721)   $ 7,810
                                                                                 =======    =======    =======    =======

Pro forma earnings per share                                                                                      $  0.82
                                                                                                                  =======

Weighted average common and equivalent shares outstanding                                                           9,521
                                                                                                                  =======

                                   LASON, INC.
         UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                     (In thousands, except per share amount)





                                                                                                                   Pro Forma
                                                                                                                  As Adjusted
                                                                                                      Pro Forma     For VIP
                                                                                  Lason       VIP    Adjustments  Acquisition
                                                                                  -----       ---    -----------  -----------
Revenues, net of postage                                                         $69,937    $15,964    $    --    $85,901
Cost of revenues                                                                  47,587      9,901         --     57,488
                                                                                 -------    -------    -------    -------
     Gross profit                                                                 22,350      6,063         --     28,413
Selling, general and administrative expenses                                      12,628      4,193     (1,485)(E) 15,336
Compensatory option expense                                                          936         --         --        936
Amortization of intangibles                                                        1,121         --        348 (F)  1,469
                                                                                 -------    -------    -------    -------
     Income from operations                                                        7,665      1,870      1,137     10,672
Interest expense, net                                                              1,760        132        883 (G)  2,775
Other income                                                                          --         63         --         63
Income before income taxes and minority interest
                                                                                 -------    -------    -------    -------
          in net income of subsidiaries                                            5,905      1,801        254      7,960
Provision for income taxes                                                         2,103         --        719 (H)  2,822
                                                                                 -------    -------    -------    -------
     Income before minority interest in net income of subsidiaries                 3,802      1,801       (465)     5,138
Minority interest in net income of subsidiaries                                       71         --         --         71
                                                                                 -------    -------    -------    -------
Net income                                                                       $ 3,731    $ 1,801    $  (465)   $ 5,067
                                                                                 =======    =======    =======    =======

Pro forma earnings per share                                                                                      $  0.74
                                                                                                                  =======

Weighted average common and equivalent shares outstanding                                                           6,874
                                                                                                                  =======


                                   LASON, INC.
                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                       CONSOLIDATED FINANCIAL INFORMATION



         In November 1997, Lason Systems, Inc. ("Lason"), a wholly-owned subsidiary of Lason, Inc. (together with its subsidiaries, the "Company"), acquired substantially all of the assets of VIP Imaging Inc. ("VIP") for $14.5 million in cash and 147,260 shares of the Company's common stock valued at approximately $4.0 million. With respect to the cash portion of the purchase price, $250,000 is being held in escrow and will be increased or decreased on a dollar-for-dollar basis to the extent net working capital, as defined by the asset purchase agreement, as of the closing date exceeds or falls below $4.756 million. With respect to the shares of common stock issued in connection with the VIP acquisition, 36,815 of such shares are being held in escrow as collateral to indemnify the Company if contingencies set forth in the purchase agreement occur. In addition, the purchase price may be increased up to $1.0 million if certain earnings and gross sales targets are met in the first 13-month period and subsequent 12-month period following the closing date of the acquisition.

BALANCE SHEET

         The excess of the purchase price and liabilities assumed over the book value of the net assets acquired has been allocated to the tangible and intangible assets based on Lason's estimate of the fair market value of the net assets acquired. The allocation of the excess purchase price paid for the VIP assets is as follows:


                                                                       ($ in thousands)

         Book value of net assets acquired                                   $7,871
         Allocation of purchase price in excess of acquired assets:
                  Goodwill                                                   10,430
                                                                             ------
                                                                             18,301
         Plus liabilities assumed                                               801
                                                                            -------
         Total purchase price                                               $19,102
                                                                            =======


PRO FORMA ADJUSTMENTS

(A) A pro forma adjustment has been made to reflect goodwill related to the VIP acquisition.

(B) A pro forma adjustment has been made to eliminate debt of VIP not assumed by Lason.

(C) A pro forma adjustment has been made to include the revolving credit agreement borrowings used to fund the VIP acquisition and to eliminate the VIP debt, which Lason did not assume.

(D) A pro forma adjustment has been made to eliminate the equity accounts of VIP and to reflect the shares of the Company's common stock issued as partial consideration for the VIP acquisition.


STATEMENTS OF INCOME

         The accompanying unaudited pro forma condensed consolidated statements of income for the year ended December 31, 1996 and the nine months ended September 30, 1997, present the results of operations as though the acquisition of VIP had occurred on January 1, 1996.

         The accompanying unaudited pro forma condensed consolidated statements of income for the year ended December 31, 1996 and the nine months ended September 30, 1997, have been prepared by combining the historical results of operations for the Company and, where applicable, VIP for such periods and include the following pro forma adjustments:

(E) Pro forma adjustments have been made to reduce selling, general and administrative expenses to eliminate specific expenses that would not have been incurred had the acquisition of VIP occurred on January 1, 1996. Such cost savings relate to the reduction of certain management salaries based on signed employment agreements.

(F) A pro forma adjustment has been made to increase amortization expense related to the purchase price allocated to goodwill as if the acquisition of VIP had occurred on January 1, 1996. Goodwill is amortized using a straight-line method over 30 years.

(G) A pro forma adjustment has been made to increase interest expense related to revolving credit agreement borrowings which were used to fund the acquisition of VIP, net of the decrease in interest expense related to VIP debt not assumed by Lason.

(H) A pro forma adjustment for income tax expense has been calculated at 35% of the pre tax effect of the pro forma adjustments related to the acquisition of VIP.

                                  EXHIBIT INDEX





                  2.10 Asset Purchase Agreement with respect to the VIP Acquisition was filed as an exhibit to the Company's Form 8-K with the Securities and Exchange Commission on December 10, 1997 and is incorporated herein by reference.

                  23.1     Consent of Coopers and Lybrand LLP